CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-27293 and 333-109235) of Kellogg Company of our report dated May 26, 2005 relating to the financial statements of Kellogg Company Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Battle Creek, Michigan
June 1, 2005